EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND

CONSOLIDATED FINANCIAL STATEMENTS FOR

WAKEFIELD INVESTMENT HOLDINGS LLC

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

Wakefield Investment Holdings LLC

New York, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Wakefield Investment Holdings LLC (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in partners’ equity and cash flows for the years then ended, and the related notes (collectively, referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated statements of operations, changes in partners’ equity, cash flows and related notes, for the year ended December 31, 2019, were not audited by us and accordingly, we do not express an opinion on them.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Except as explained above, we conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1)  relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Mortgage Servicing Rights

Description of the Matter

The Company’s capitalized mortgage servicing rights (MSRs) totaled $379 million as of December 31, 2021. As explained in Note A to the consolidated financial statements, the Company recognized MSRs at estimated fair value upon the sale of an originated loan when the Company retained the right to service the loan. Subsequently, the MSRs are amortized over the period of net servicing income or loss and are evaluated for impairment based on the fair value at each reporting date. The Company engaged an independent third-party valuation expert to assist in determining the fair value of the MSRs. The fair value estimates for the MSRs primarily utilize discounted cash flow models that incorporate significant assumptions including discount rate, prepayment rate, servicing cost and estimated life.

Auditing the valuation of MSRs was complex and involved a high degree of subjectivity due to the nature of the assumptions. In particular, the valuation of MSRs was sensitive to assumptions such as discount rate, prepayment rate, servicing cost and estimated life, which were based on current market data and had a significant effect on the valuation of the MSRs.

How We Addressed the Matter in our audit

We obtained an understanding and evaluated the design of internal controls over the MSR valuation process. This included evaluating the design of controls over management’s evaluation of the MSR valuations prepared by the third-party expert and controls over the data inputs and the significant assumptions used in the discounted cash flow models.

Our audit procedures included, among others, testing the completeness and accuracy of the data provided to management’s third-party expert, evaluating the appropriateness of the methodology used to determine the fair value of the MSRs and testing the significant assumptions used in the discounted cash flow models. We utilized information obtained from market participants and recent market activity on other MSR transactions to test management’s assumptions and identify potential sources of contrary information.

/s/ Richey, May & Co., LLP.

We have served as Wakefield Investment Holdings LLC’s auditor since 2020.

Englewood, Colorado

February 14, 2022

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$38,515	$68,364
Restricted cash	8,271	10,377
Mortgage loans held for sale, at fair value	2,176,037	2,042,137
Accounts receivable and advances, net	44,530	58,284
Derivative assets	31,158	123,354
Prepaid expenses	14,570	9,856
Loans eligible for repurchase from GNMA	391,177	592,380
Notes receivable, construction loans	3,978	—
Total current assets	2,708,236	2,904,752

OTHER ASSETS
Property and equipment, net	9,376	3,770
Mortgage servicing rights, net	379,088	182,820
Deposits	1,184	1,159
Goodwill	5,000	5,000
Right‐of‐use asset	28,179	26,506
Other assets	6,003	6,216
Total other assets	428,830	225,471

TOTAL ASSETS	$3,137,066	$3,130,223

LIABILITIES AND PARTNERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$52,264	$62,797
Customer deposits and loan escrows	6,744	5,447
Due to related party	8,939	10,990
Warehouse lines of credit	2,022,542	1,914,929
MSR lines of credit	119,000	—
Derivative liabilities	1,040	35,864
Loan loss reserve	12,525	12,297
Lease liability, current portion	9,632	8,324
Liability for loans eligible for repurchase from GNMA	391,177	592,380
Total current liabilities	2,623,863	2,643,028
Lease liability, net of current portion	19,582	19,241
Total liabilities	2,643,445	2,662,269

COMMITMENTS AND CONTINGENCIES (Note K)

PARTNERS’ EQUITY	493,621	467,954

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$3,137,066	$3,130,223

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Year Ended December 31,
	2021	2020	2019
			(unaudited)
REVENUE
Gain on sale of mortgage loans held for sale, net of direct costs of $96,455, $147,923 and $18,622, respectively	$1,029,237	$1,235,898	$398,657
Interest income	57,530	47,069	26,400
Interest expense	(51,775)	(39,234)	(25,037)
Loan servicing fees, net of direct costs of $27,850, $14,388 and $5,802, respectively	73,828	31,403	11,941
Recovery of impairment of mortgage servicing rights	12,169	—	—
Gain on sale of mortgage servicing rights	—	—	1,696
Total revenue	1,120,989	1,275,136	413,657

EXPENSES
Salaries, commissions and benefits	658,245	531,338	270,809
Occupancy, equipment and communication	28,903	29,072	19,300
General and administrative	42,983	60,835	20,603
Advertising and marketing	84,543	53,818	25,618
Provision for loan losses	7,203	13,365	2,805
Depreciation and amortization	2,321	2,146	2,132
Amortization of mortgage servicing rights	61,117	32,351	12,424
Impairment of mortgage servicing rights	—	27,578	12,413
Total expenses	885,315	750,503	366,104

NET INCOME	235,674	524,633	47,553

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	51,178	152,037	127

NET INCOME ATTRIBUTABLE TO THE PARENT	$184,496	$372,596	$47,426

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY

($ in thousands)

	Total	Noncontrolling
	Partners’ Equity	Interest	Totals

Balance, December 31, 2018 (unaudited)	$113,836	$—	$113,836
Partners’ contributions	9,412	303	9,715
Partners’ distributions	(9,952)	—	(9,952)
Net Income	47,426	127	47,553
Balance, December 31, 2019 (unaudited)	160,722	430	161,152
Partners’ contributions	11,840	—	11,840
Partners’ distributions	(229,671)	—	(229,671)
Net Income	372,596	152,037	524,633
Balance, December 31, 2020	315,487	152,467	467,954
Partners’ contributions	127	—	127
Partners’ distributions	(149,254)	(60,880)	(210,134)
Net Income	184,496	51,178	235,674
Balance, December 31, 2021	$350,856	$142,765	$493,621

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31,
	2021	2020	2019
			(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$235,674	$524,633	$47,553
Non‐cash items‐
Provision for loan losses	7,203	13,365	2,805
Bad debt expense	—	—	300
Depreciation and amortization	2,321	2,146	2,132
Amortization of mortgage servicing rights	61,117	32,351	12,424
Impairment (recovery of impairment) of mortgage servicing rights	(12,169)	27,578	12,413
Net unrealized gain on investments	—	(2,873)	—
Net unrealized loss on related party loan	—	—	1,839
Gain on sale of mortgage loans held for sale, net of direct costs	(1,029,237)	(1,235,898)	(398,657)
Indemnification payment to related party	—	26,667	—
Gain on sale of mortgage servicing rights	—	—	(1,696)
Loss on disposal of property and equipment	196	56	144
(Increase) decrease in‐
Proceeds from sale and principal payments on mortgage loans held for sale	31,272,468	26,698,778	9,768,540
Originations and purchases of mortgage loans held for sale	(30,622,346)	(26,934,021)	(9,707,616)
Accounts receivable and advances, net	13,754	(43,088)	300
Notes receivable, construction loans	(3,978)	—	—
Derivative assets	92,196	(102,404)	(10,160)
Change in other assets and liabilities, net	(4,726)	(6,801)	(3,281)
Increase (decrease) in‐
Accounts payable and accrued expenses	(10,557)	40,530	4,906
Customer deposits and loan escrows	1,297	3,067	988
Due to related party	(2,051)	8,092	2,898
Loan loss reserve	(6,975)	(4,029)	(1,285)
Derivative liabilities	(34,825)	34,825	(2,370)
Net cash used in operating activities	(40,638)	(917,026)	(267,823)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(8,123)	(2,020)	(1,461)
Related party loan, net	—	(1,750)	(6,006)
Purchase of equity investment	—	(6,000)	—
Net proceeds from real estate owned	200	(200)	—
Proceeds from sale of mortgage servicing rights	—	—	17,774
Net cash (used in) provided by investing activities	(7,923)	(9,970)	10,307

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under warehouse lines of credit	107,613	1,210,714	262,685
Net borrowings under MSR lines of credit	119,000	(10,203)	3,801
Noncontrolling interest contributions	—	—	303
Partners’ distributions, net	(210,007)	(217,830)	(541)
Net cash provided by financing activities	16,606	982,681	266,248

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(31,955)	55,685	8,732

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	78,741	23,056	14,324

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$46,786	$78,741	$23,056

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31,
	2021	2020	2019
			(unaudited)
SUPPLEMENTAL INFORMATION
Cash paid for interest and warehouse fees	$51,379	$39,510	$26,036

NON‐CASH INVESTING AND FINANCING ACTIVITIES

The Company increased retained mortgage servicing rights in connection with loan sales.	$245,216	$165,758	$73,374

The Company recognized loans eligible for repurchase from GNMA and the related liability.	$391,177	$592,380	$66,067

The Company increased accounts receivable for holdback revenue on the sale of mortgage servicing rights.	$—	$—	$1,063

The Company increased accounts payable and accrued expenses for transaction costs, protection provisions and reserves relating to the sale of mortgage servicing rights.	$—	$—	$1,581

The Company increased tenant improvements and increased deferred rent, which is included in accounts payable and accrued expenses for leasehold improvements.	$—	$—	$51

The accompanying notes are an integral part of these consolidated financial statements.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Wakefield Investment Holdings LLC (Wakefield Holdings) is a holding company owning subsidiaries that engage in real estate investment activities. Wakefield was incorporated in Delaware and maintains its corporate office in New York.

Principles of Consolidation

The consolidated financial statements include the accounts of Wakefield Holdings and Wakefield Investors LLC (Wakefield Investors), which Wakefield Holdings owns an 83% interest in (collectively referred to as “the Company”). Wakefield Investors includes the accounts of its wholly-owned subsidiary Wakefield Partners GP LLC (Wakefield Partners) and a 98% ownership interest in Cardinal Financial Company, Limited Partnership (Cardinal). Cardinal includes the accounts of Lifestyle Home Lending LLC (Lifestyle). Cardinal is primarily engaged in the business of originating, selling and servicing residential mortgage loans through their correspondent, broker, wholesale, retail, and direct-to-consumer origination channels.

All material intercompany transactions have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as codified in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly significant relate to the Company’s fair value measurements of mortgage loans held for sale, mortgage servicing rights (MSRs), derivative assets and liabilities, goodwill, as well as the estimate for the loan loss reserve.

Consolidation, Variable Interest Entities

The Company sells mortgage loans to the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), which are government-sponsored enterprises. The Company also issues Government National Mortgage Association (GNMA) securities by pooling eligible loans through a custodian and assigning rights to the loans to GNMA. FNMA, FHLMC and GNMA (the Agencies) provide credit enhancements for mortgage loans through certain guarantee provisions. These securitizations involve variable interest entities (VIEs) as the trusts or similar vehicles, by design, that either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entities.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation, Variable Interest Entities (Continued)

The primary beneficiary of a VIE (i.e., the party that has a controlling financial interest) is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company typically retains the right to service loans sold or securitized by the Agencies. Due to the significant influence of the Agencies over the VIEs that hold the assets from loan securitizations, principally through their rights and responsibilities as master servicer, the Company is not the primary beneficiary of the VIEs and therefore the VIEs are not consolidated.

The Company performs on-going reassessments of (1) whether entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain events, and therefore become subject to the VIE consolidation framework; and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation determination to change.

The Company consolidates the financial statements of Lifestyle. Although Cardinal does not have the majority interest in Lifestyle, as the managing member, Cardinal is deemed to have control and therefore Lifestyle is consolidated by Cardinal.

Cash and Cash Equivalents

For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company has diversified its credit risk for cash by maintaining deposits in several financial institutions, which may at times exceed amounts covered by insurance from the Federal Deposit Insurance Corporation. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash and cash equivalents.

Restricted Cash

Restricted cash includes certain cash balances that are restricted under warehouse agreements, escrow cash, and appraisal fees collected from borrowers.

Mortgage Loans Held for Sale and Revenue Recognition

Mortgage loans held for sale are carried at fair value under the fair value option with changes in fair value recorded in gain on sale of mortgage loans held for sale on the consolidated statements of operations. The fair value of mortgage loans held for sale committed to investors is calculated using observable market information such as the investor commitment, assignment of trade or other mandatory delivery commitment prices. The Company values loans committed to Agency investors based on the quoted Agency mortgage backed security (MBS) prices. The fair value of mortgage loans held for sale not committed to investors is based on quoted best execution secondary market prices. If no such quoted price exists, the fair value is determined using quoted prices for a similar asset or assets, such as MBS prices, adjusted for the specific attributes of that loan, which would be used by other market participants. Mortgage loans held for sale not calculated using observable market information is based on third party broker quotations (scratch and dent), the underlying collateral adjusted for a valuation allowance, or market bid pricing.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Loans Held for Sale and Revenue Recognition (Continued)

Gains and losses from the sale of mortgage loans held for sale are recognized based upon the difference between the sales proceeds and carrying value of the related loans upon sale and are recorded in gain on sale of mortgage loans held for sale on the consolidated statements of operations. Sales proceeds reflect the cash received from investors through the sale of the loan and servicing release premium. If the related MSR is sold servicing retained, the MSR addition is recorded in gain on sale of mortgage loans held for sale on the consolidated statements of operations. Gain on sale of mortgage loans held for sale also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans held for sale, and the realized and unrealized gains and losses from derivative instruments.

Mortgage loans held for sale are considered sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through either an agreement that both entitles and obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific financial assets. The Company typically considers the above criteria to have been met upon acceptance and receipt of sales proceeds from the purchaser.

Loan Origination Fees

Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent flat per-loan fee amounts or are based on a percentage of the original principal loan balance and are recognized as revenue at the time the mortgage loans are funded. Loan origination expenses are charged to operations as incurred.

Interest Income

Interest income on mortgage loans held for sale is recognized for the period from loan funding to sale based upon the principal balance outstanding and contractual interest rates. Revenue recognition is discontinued when loans become 90 days delinquent, or when, in management’s opinion, the recovery of principal and interest becomes doubtful and the mortgage loans held for sale are put on nonaccrual status.

Revenue Recognition

ASC 606, Revenue from Contracts with Customers (ASC 606), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue, to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services, as performance obligations are satisfied. The majority of the Company’s revenue generating transactions are not subject to ASC 606, including revenue generated from financial instruments such as the Company’s mortgage loans and derivatives as well as revenue related to the Company’s mortgage servicing activities.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Servicing Fees and Expenses

Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are based on a contractual percentage of the outstanding unpaid principal balance and are recognized into revenue as the related mortgage payments are received. Loan servicing expenses are charged to operations as incurred.

Servicing Advances

Servicing advances represent escrows advanced by the Company on behalf of borrowers and investors to cover delinquent balances for property taxes, insurance premiums and other out-of-pocket costs. Servicing advances are made in accordance with the Company’s servicing agreements and are recoverable upon collection of future borrower payments, sale of loan collateral, reimbursement by investor, or mortgage insurance claims. Non- recoverable servicing advances are expensed as incurred. The Company periodically reviews outstanding servicing advances for collectability and establishes a valuation allowance for amounts estimated to be uncollectible amounts. No allowance has been recorded as of December 31, 2021 and 2020, as management has determined that all amounts are fully collectible.

Property and Equipment, Net

Property and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets.

The following is a summary of property and equipment:

	Useful lives	December 31,
	(years)	2021	2020
Property and equipment, at cost
Furniture and equipment	3‐7	$17,727	$10,082
Leasehold improvements	(a)	1,352	1,280
Total property and equipment, at cost		19,079	11,362
Accumulated depreciation and amortization
Furniture and equipment		(8,458)	(6,470)
Leasehold improvements		(1,245)	(1,122)
Total accumulated depreciation and amortization		(9,703)	(7,592)
Total property and equipment, net		$9,376	$3,770

(a)	Amortized over the shorter of the related lease term or the estimated useful life of the assets.

The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the consolidated statements of operations. The Company did not recognize any impairment losses during the years ended December 31, 2021 and 2020.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments

The Company holds and issues derivative financial instruments such as interest rate lock commitments (IRLCs) and forward sale commitments. IRLCs are subject to price risk primarily related to fluctuations in market interest rates. To hedge the interest rate risk on certain IRLCs, the Company uses forward sale commitments, such as to-be- announced securities or mandatory delivery commitments with investors. Management expects these forward sale commitments to experience changes in fair value opposite to the changes in fair value of the IRLCs thereby reducing earnings volatility. Forward sale commitments are also used to hedge the interest rate risk on mortgage loans held for sale that are not committed to investors and still subject to price risk. If the mandatory delivery commitments are not fulfilled, the Company pays a pair-off fee. Best effort forward sale commitments are also executed with investors, whereby certain loans are locked with a borrower and simultaneously committed to an investor at a fixed price. If the best effort IRLC does not fund, there is no obligation to fulfill the investor commitment.

The Company considers various factors and strategies in determining what portion of the IRLCs and uncommitted mortgage loans held for sale to economically hedge. FASB ASC 815-25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the consolidated balance sheet at their fair value. Changes in the fair value of the derivative instruments are recognized in gain on sale of mortgage loans held for sale on the consolidated statements of operations in the period in which they occur. Gains and losses resulting from the pairing-out of forward sale commitments are recognized in gain on sale of mortgage loans held for sale on the consolidated statements of operations. The Company accounts for all derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting.

Mortgage Servicing Rights and Revenue Recognition

FASB ASC 860-50, Transfers and Servicing, requires that MSRs be initially recorded at fair value at the time the underlying loans are sold. To determine the fair value of the MSR created, the Company applies a valuation multiple to the servicing fee for each loan which is based on the underlying characteristics of the loan. The valuation multiple is derived from a third party valuation model that calculates the net present value of future cash flows. The valuation model incorporates assumptions that market participants would use in estimating future net servicing revenue, including the estimated discount rate, estimated prepayment speeds, the cost of servicing, estimated delinquencies and associated servicing advances, contractual service fees, ancillary income and late fees, float value, the inflation rate, and default rates. The credit quality and stated interest rates of the loans underlying the MSRs affect the assumptions used in the cash flow models. MSRs are not actively traded in open markets; accordingly, considerable judgment is required to estimate their fair value, and changes in these estimates could materially change the estimated fair value. The Company receives a fixed servicing fee monthly based on the outstanding principal balances of the mortgage loans it services for others.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Servicing Rights and Revenue Recognition (Continued)

After initially recording the MSRs at fair value, the Company subsequently amortizes the MSRs over the estimated economic life of the related mortgage loans in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated to determine if the amortized cost of MSRs is in excess of the estimated fair value. For this purpose, the Company stratifies its MSRs based on loan term, interest rate, and product type. Estimates of remaining loan lives and prepayment rates are derived from the output of the MSR valuation model. When impairment is identified in any individual stratification, due to the MRSs amortized cost exceeding its estimated fair value, management records a valuation allowance. Valuation allowances are recorded as a reduction to the MSRs on the consolidated balance sheets.

Impairment of the amortized cost of MSRs is assessed based on the fair value at each reporting date using estimated prepayment speeds of the underlying mortgage loans serviced and stratification based on risk characteristics of the underlying loans (predominantly interest rates). As interest rates decrease, mortgage refinancing activity may increase, resulting in shortened prepayment speeds of the loans underlying MSRs, which may result in a reduction of the MSR’s fair value. Such fair value adjustment may require an additional valuation allowance being charged to earnings, to the extent that the amortized cost of the MSR exceeds the estimated fair value from stratification. Conversely, as mortgage interest rates rise, prepayment speeds are usually slower and the value of the MSR asset generally increases, requiring a lower valuation allowance. If it is later determined that all or a portion of the temporary impairment no longer exists for a stratification, the valuation allowance is reduced through a recovery to earnings. If there is another-than-temporary impairment (i.e. recoverability is considered remote when considering interest rates and loan pay-off activity), it is recognized as a write-down of the MSR asset and the related valuation allowance. A direct write-down permanently reduces the carrying value of the MSR asset and valuation allowance, precluding subsequent recoveries.

The key assumptions used in determining the fair value of MSRs when they are initially recorded are as follows for the years ended December 31:

	2021	2020
Discount rates	9.00% - 12.50%	9.50% - 12.50%
Annual prepayment speeds	9.45% - 35.12%	12.44% - 32.80%
Cost of servicing	$65 - $90	$65 - $90

Sale of Mortgage Servicing Rights

A transfer of servicing rights related to loans previously sold qualifies as a sale at the date on which title passes, if substantially all risks and rewards of ownership have irrevocably passed to the transferee and any protection provisions retained by the transferor are minor and can be reasonably estimated. In addition, if a sale is recognized and only minor protection provisions exist, a liability is accrued for the estimated obligation associated with those provisions.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans in Forbearance and Loans Eligible for Repurchase from GNMA

When the Company has the unilateral right to repurchase GNMA pool loans it has previously sold (generally loans that are more than 90 days past due) and the Company has determined there is more than a trivial benefit to repurchase the loans, the Company records its right to repurchase the loan on its consolidated balance sheet as an asset and corresponding liability. The recognition of previously sold mortgage loans does not impact the accounting for the previously recognized MSRs. At December 31, 2021 and 2020, delinquent or defaulted mortgage loans currently in GNMA pools that the Company has recognized on its consolidated balance sheets totaled $391,177 and $592,381, respectively. During the year ended December 31, 2021, the Company elected to effect an early buyout by purchasing $250,000 of delinquent loans in GNMA mortgage-backed securities all of which were subsequently sold under Mortgage Loan Purchase Agreements that had been negotiated with third parties prior to the applicable early buyout. During the years ended December 31, 2021, 2020 and 2019, the Company repurchased $65,905; $18,505 and $9,560, respectively, of GNMA delinquent or defaulted mortgage loans, of which $47,800; $9,007 and $1,421, respectively, of the repurchased loans were eligible to re-pool.

Borrowers that entered into a forbearance plan under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) had an unpaid principal balance of approximately $258,041 or 0.6% of the MSR portfolio as of December 31, 2021, of which $185,122 or 72% was greater than 90 days delinquent.

Goodwill

The Company has goodwill totaling $5,000 in connection with a change in control of ownership. The Company evaluates goodwill annually for impairment or more frequently if impairment indicators arise. The Company did not record any impairment losses during the years ended December 31, 2021 and 2020.

Loan Loss Reserve

Loans sold to investors by the Company and which met investor and Agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting standards were not met. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans. The Company has established a reserve for potential losses related to these representations and warranties. Additionally, reserves are established for estimated liabilities from the need to repay, where applicable, a portion of the premium received from investors on the sale of certain mortgage loans if such loans are repaid in their entirety within a specified period after the sale of the loans. In assessing the adequacy of the reserve, management evaluates various factors including actual write-offs during the period, historical loss experience, known delinquent and other problem loans, and economic trends and conditions in the industry. Actual losses incurred are reflected as write-offs against the loan loss reserve.

The activity in the loan loss reserve for mortgage loans held for sale is as follows:

	December 31,
	2021	2020
Balance, beginning of year	$12,297	$2,961
Provision for loan losses	7,203	13,365
Loans written‐off	(6,975)	(4,029)
Balance, end of year	$12,525	$12,297

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Loss Reserve (Continued)

Because of the uncertainty in the various estimates underlying the loan loss reserve, there is a range of losses in excess of the recorded loan loss reserve that is reasonably possible. The estimate of the range of possible loss for representations and warranties, in excess of the recorded loan loss reserve, does not represent a probable loss. The estimated loan loss is based on current available information, significant judgment, and a number of assumptions that are subject to change.

Escrow and Fiduciary Funds

The Company maintains segregated bank accounts for escrow balances in trust for investors for mortgagors. The balances of these accounts amounted to $440,419 and $309,713 at December 31, 2021 and 2020, respectively, and are excluded from the consolidated balance sheets.

Advertising and Marketing

Advertising and marketing is expensed as incurred and amounted to $84,543; $53,818 and $25,618 for the years ended December 31, 2021, 2020 and 2019, respectively.

Income Taxes

The Company has elected to be taxed as a partnership under the Internal Revenue Code. Accordingly, no federal income tax provision and state income taxes, to the extent possible, have been recorded in the consolidated financial statements, as all items of income and expense generated by the Company are reported on the partners’ income tax returns. The Company has no federal or state tax examinations in process as of December 31, 2021.

Risks and Uncertainties

In the normal course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk and credit risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans held for sale not committed to investors and commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale or serviced by the Company.

The Company sells loans to investors without recourse. As such, the investors have assumed the credit risk of loss or default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties (Continued)

The Company’s business requires substantial cash to support its operating activities. As a result, the Company is dependent on its warehouse lines of credit, and other financing facilities in order to finance its continued operations. If the Company’s principal lenders decided to terminate or not to renew any of these financing facilities with the Company, the loss of borrowing capacity could have a material adverse impact on the Company’s consolidated financial statements unless the Company found a suitable alternative source.

The recent global outbreak of COVID-19 has disrupted economic markets and the prolonged economic impact is uncertain. The operational and financial performance of the Company depends on future economic developments, including the impact due to the duration and spread of the outbreak, and such uncertainty may have an adverse impact on the Company’s financial performance.

Application of New Accounting Standards

In February 2016, FASB issued ASU No. 2016-02, Leases, (ASU 2016-02), which requires recognition of right-of- use assets and lease liabilities by lessees for all leases with a term greater than 12 months and requires enhanced disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company elected to early adopt the guidance issued in ASU 2016-02 on a modified retrospective basis, without comparative periods restated. The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carryforward historical lease classification, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee.

Reclassifications

There was a reclassification of net income for the period ended December 31, 2020 totaling $2,115 from Partners’ Equity to Noncontrolling Interest on the Consolidated Statement of Changes in Partners’ Equity.

B.	MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are as follows:

	December 31,
	2021	2020
Mortgage loans held for sale	$2,054,579	$1,940,430
Mortgage loans held for sale (greater than 90 days outstanding)	62,332	9,732
Fair value adjustment	58,173	91,849
Fair value adjustment (greater than 90 days outstanding)	953	126
	$2,176,037	$2,042,137

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

C.	NOTE RECEIVABLE, CONSTRUCTION LOANS

The Company provides construction financing to individuals who are building new single family residential homes. The individual loans generally do not exceed the lesser of the total acquisition costs or the maximum allowable loan to value, applicable to the loan, multiplied by the appraised value of the completed property. The initial construction period terms are typically nine to twelve months from the inception of the loan, with extension periods available for a maximum term of up to eighteen months. At the completion of the home, the Company will provide permanent mortgage financing for the home of up to 30 years. The construction loans in process are pledged against warehouse lines of credit with financial institutions (Note F). Construction loans are carried on the statement of assets and liabilities at the amount drawn on the loan. As costs are incurred the loan provides for subsequent draws which increase the carrying value of the construction loan. The drawn balance of the construction notes totaled $3,978 against undrawn commitments of $4,879 as of December 31, 2021. Interest rates on outstanding construction notes, as of December 31, 2021, ranged between 3.125% and 4.750%.

D.	DERIVATIVE INSTRUMENTS

The Company enters into IRLCs to originate residential mortgage loans held for sale, at specified interest rates and within a specified period of time (generally between 30 and 90 days), with borrowers who have applied for a loan and have met certain credit and underwriting criteria. In valuing the IRLCs, the Company uses the estimated revenue on each underlying loan, inclusive of any estimated investor pay-ups and paydowns, less any broker commissions to be paid on wholesale loans and any other estimated remaining costs to originate the loan. The estimated revenue, net of all such expenses is then adjusted for the probability that the mortgage loan will fund within the terms of the IRLC (the pullthrough rate). The pullthrough rate is based on estimated changes in market conditions, loan stage, and actual borrower behavior using a historical analysis.

The key unobservable inputs used in determining the fair value of IRLCs are as follows for the year ended December 31, 2021:

Amounts
Pullthrough rates	82.98% - 86.71%

		Remaining cost
	Notional (a)	to originate
Consumer direct	$522,369	1.10%
Retail lending	799,515	2.06%
Third party originated	252,862	0.48%
	$1,574,746

(a)	pullthrough rate adjusted

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

D.	DERIVATIVE INSTRUMENTS (Continued)

The key unobservable inputs used in determining the fair value of IRLCs are as follows for the year ended December 31, 2020:

Amounts
Pullthrough rates	75.96% - 82.00%

		Remaining cost
	Notional (a)	to originate
Consumer direct	$2,238,547	0.83%
Retail lending	1,310,915	2.13%
Third party originated	949,651	0.54%
	$4,499,113

(a)	pullthrough rate adjusted

The fair value of the TBA, AOT or other forward mandatory delivery commitment being used to hedge the mandatory IRLCs and uncommitted mortgage loans held for sale are based on quoted secondary market prices, such as quoted MBS prices, or investor commitment prices. The notional amounts of mortgage loans held for sale not committed to investors amounted to approximately $1,743,827 and $996,309 at December 31, 2021 and 2020, respectively.

The following summarizes derivative instruments:

	December 31, 2021			December 31, 2020
	Fair	Notional		Fair	Notional
	Value	Amount		Value	Amount
IRLCs:
Mandatory	$30,247	$1,445,154	(a)	$121,964	$4,331,179	(a)
Best efforts	911	$129,592	(a)	1,390	$167,934	(a)
TBAs	(1,040)	$2,931,625		(35,864)	$5,331,100
Total	$30,118			$87,490

(a)	pullthrough rate adjusted

The Company has exposure to credit loss in the event of contractual non-performance by its trading counterparties in derivative instruments that the Company uses in its rate risk management activities. The Company manages this credit risk by selecting only counterparties that the Company believes to be financially strong, spreading the risk among multiple counterparties, by placing contractual limits on the amount of unsecured credit extended to any single counterparty and by entering into netting agreements with counterparties, as appropriate.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

E.	ACCOUNTS RECEIVABLE AND ADVANCES, NET

The following summarizes accounts receivable and advances, net:

	December 31,
	2021	2020
Accounts receivable, trade	$1,494	$1,331
Accounts receivable, servicing	7,894	4,626
Accounts receivable, MSR sales	167	357
Accounts receivable, first payments	1,363	1,081
Accounts receivable, employees (a)	299	326
Employee loans (b)	306	639
Interest receivable, net	3,035	1,271
Servicing advances	29,217	18,781
Margin call receivable	600	29,624
MSR flow sale proceeds holdback	155	248
	$44,530	$58,284

(a)	The accounts receivable, employees primarily represents employee advances where the Company has a contractual right to recover the advances if the employee were to terminate their employment with the Company. The Company periodically assesses the collectability of this receivable whenever events or circumstances indicate that the carrying amounts may not be recoverable.
(b)

The employee loans represent loans made to employees that bear a market rate of interest. The loans are fully callable if the employee’s employment with the Company is terminated for any reason. The Company will forgive the principal and interest on the loans, on a monthly basis, so long as the employees remain employed with the Company. All forgiveness of principal and interest is reported as wage income to the employee and included in salaries, commissions and benefits on the consolidated statements of operations in the period it is forgiven.

Cardinal had related party receivables at December 31, 2021 and 2020 of $615 and $1,078, respectively, which included $10 and $113, respectively, due from Lifestyle. The Company’s total related party receivables at December 31, 2021 and 2020 of $605 and $964, respectively, as noted in (a) and (b) excluded the Lifestyle receivables, which were eliminated in consolidation.

The Company periodically evaluates the carrying value of accounts receivable and advance balances with delinquent balances written-off based on specific credit evaluations and circumstances of the debtor.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

F.	MORTGAGE SERVICING RIGHTS

The Company’s MSR portfolio is summarized as follows (based on the unpaid principal balance (UPB) of the underlying mortgage loans):

	December 31, 2021		December 31, 2020
		MSR balance as a		MSR balance as a
		percentage of		percentage of
	UPB Amounts	UPB	UPB Amounts	UPB
GNMA	$9,912,561	0.97%	$6,923,370	0.75%
FNMA	19,374,710	0.90%	10,373,020	0.72%
FHLMC	11,716,835	0.93%	7,320,494	0.76%
	$41,004,106		$24,616,884

The following summarizes the activity of MSRs:

	December 31,
	2021	2020
Balance, beginning of year	$182,820	$76,992
Additions due to loans sold servicing retained	245,216	165,757
Amortization expense	(61,117)	(32,351)
Recovery of impairment	12,169	—
Impairment	—	(27,578)
Balance, end of year	$379,088	$182,820

At December 31, 2021 and 2020, the UPB of mortgage loans serviced approximated $41,004,106 and $24,616,884, respectively. Conforming conventional loans serviced by the Company are sold to FNMA and FHLMC on a non-recourse basis, whereby foreclosure losses are generally the responsibility of FNMA and FHLMC, and not the Company. The government loans serviced by the Company are secured through GNMA, whereby the Company is insured against loss by the Federal Housing Administration or partially guaranteed against loss by the Veterans Administration.

The fair value of capitalized MSRs at December 31, 2021 and 2020 was $456,730 and $200,236, respectively. The Company did not record any permanent impairment losses for the years ended December 31, 2021 and 2020.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

F.	MORTGAGE SERVICING RIGHTS (Continued)

The key unobservable inputs used in determining the fair value of the Company’s MSRs are as follows:

December 31,
	2021	2020
Discount rates	9.00% - 12.00%	9.50% - 12.50%
Annual prepayment speeds	9.45% - 32.79%	14.87% - 31.94%
Cost of servicing	$65 - $90	$65 - $90

The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair value as follows:

	December 31,
	2021	2020
Discount rate:
Effect on value ‐ 1% adverse change	$(16,848)	$(5,895)
Effect on value ‐ 2% adverse change	$(32,528)	$(11,447)
Prepayment speeds:
Effect on value ‐ 5% adverse change	$(10,181)	$(6,734)
Effect on value ‐ 10% adverse change	$(19,977)	$(13,119)
Cost of servicing:
Effect on value ‐ 5% adverse change	$(2,570)	$(1,052)
Effect on value ‐ 10% adverse change	$(5,140)	$(2,105)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in key unobservable inputs. For example, actual prepayment experience may differ and any such difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in inputs generally cannot be extrapolated because the relationship of the change in input to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular input on the fair value of the MSRs is calculated without changing any other input; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and inputs made as of a particular point in time. Those inputs may not be appropriate if they are applied to a different point in time.

The following table summarizes the Company’s estimated future MSR amortization expense. These estimates are based on existing asset balances, the current interest rate environment, and prepayment speeds as of December 31, 2021. The actual amortization expense the Company recognizes in any given period may be significantly different depending upon acquisition or sale activities, changes in interest rates, prepayment speeds, market conditions, or circumstances that indicate the carrying amount of an asset may not be recoverable.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

F.	MORTGAGE SERVICING RIGHTS (Continued)

Year Ending December 31,	Amounts
2022	$62,353
2023	52,940
2024	44,723
2025	37,898
2026	32,403
Thereafter	148,771
$379,088

Sale of Mortgage Servicing Rights

During 2019, the Company sold MSR portfolios with a UPB of approximately $1,500,000 for $18,318, net of expenses for early pay-off and transfer costs, and recognized a gain on sale of $1,696, which is recorded on the consolidated statements of operations.

G.	WAREHOUSE LINES OF CREDIT AND MASTER REPURCHASE AGREEMENTS

At December 31, 2021, the Company had thirteen warehouse and master repurchase line of credit agreements, including sublines of credit, with various financial institutions with a total written capacity of $3,615,000 and outstanding credit balances of $2,022,542. The warehouse and master repurchase line of credit agreements have maximum line capacities ranging from $15,000 to $500,000 expiring in April 2022 through November 2022. Interest is at variable rates, based on the underlying collateral, ranging from 1 month LIBOR plus 1.45% to 1 month LIBOR plus 2.25% with certain lines subject to minimum interest rate floors ranging from 1.80% to 3.25% as defined in the agreements. Under these agreements, the financial institutions will advance amounts ranging from 98% to 100% of the committed price of the mortgage loan. To the extent the advance amount on the committed price of the mortgage loan exceeds the UPB of the loan, certain of the agreements cap the advance rate at 100% of the UPB of the loan. Certain of these agreements require the Company to hold restricted and pledged cash, which totaled $7,068 at December 31, 2021.

The Company has mortgage loans held for sale pledged as collateral under the above warehouse and master repurchase lines of credit agreements. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, maximum debt to net worth ratio, servicing delinquency rate, and positive net income, as defined in the agreements. The Company was in compliance with all covenants at December 31, 2021. The Company intends to renew the warehouse lines of credit and master repurchase agreements when they mature.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

H.	MORTGAGE SERVICING RIGHTS LINES OF CREDIT

Line of Credit

The Company has line of credit agreements, which provide financing for the Company’s MSRs and associated servicing advances, with a total written capacity of $200,000 and outstanding credit balances of $119,000 and $0 at December 31, 2021 and 2020, respectively. The line of credit agreements have expirations ranging from March 2022 through April 2023. Interest is at variable rates ranging from 1 month LIBOR plus 2.50% to 1 month LIBOR plus 3.50% with certain lines subject to minimum interest rate floors ranging from 3.50% to 4.50%.

The agreement also contains covenants which include certain financial requirements, including maintenance of minimum tangible net worth, maximum debt to net worth ratio, minimum current ratio, minimum liquid assets, a minimum servicing portfolio delinquency rate and positive net income, as defined in the agreement. The Company was in compliance with all debt covenants at December 31, 2021.

I.	OPERATING LINES OF CREDIT AGREEMENT

Lines of Credit

The Company has an $8,000 unsecured line of credit agreement with a financial institution, expiring in August 2022, which provides financing for the Company’s operations. Interest under the agreement is at 8% per annum. There was no outstanding balance on the line of credit at both December 31, 2021 and 2020.

The Company had a $10,000 line of credit with a related party that had an interest rate of 10% per annum, which expired in May 2020.

J.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan covering substantially all employees. Employees may contribute amounts subject to certain Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective contributions. The Company made $7,110; $5,237 and $2,664 in contributions to the plan for the years ended December 31, 2021, 2020 and 2019, respectively.

K.COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit

The Company enters into IRLCs with borrowers who have applied for residential mortgage loans and enters into commitments to purchase loans with third party originators who have met certain credit and underwriting criteria. These commitments expose the Company to market risk if interest rates change and the underlying loan is not economically hedged or committed to an investor. The Company is also exposed to credit loss if the loan is originated and not sold to an investor and the mortgagor does not perform. The collateral upon extension of credit typically consists of a first deed of trust in the mortgagor’s residential property. Commitments to originate loans do not necessarily reflect future cash requirements as some commitments are expected to expire without being drawn upon. Total commitments to originate loans approximated $1,867,744 at December 31, 2021.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

K.COMMITMENTS AND CONTINGENCIES (Continued)

Regulatory Contingencies

The Company is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of regulatory oversight of mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal governmental bodies, regulators or the courts.

Legal

The Company operates in a highly regulated industry and may be involved in various legal and regulatory proceedings, lawsuits and other claims arising in the ordinary course of its business. The amount, if any, of ultimate liability with respect to such matters cannot be determined, but despite the inherent uncertainties of litigation, management currently believes that the ultimate disposition of any such proceedings and exposure will not have, individually or taken together, a material adverse effect on the financial condition, results of operations, or cash flows of the Company. However, actual outcomes may differ from those expected and could have a material effect on the Company’s financial position, results of its operations or cash flows in a future period. The Company accrues for losses when they are probable to occur, and such losses are reasonably estimable. Legal costs are expensed as incurred and are included in general and administrative on the Consolidated Statement of Operations.

As of December 31, 2021, we recorded reserves related to potential damages in connection with any legal proceedings of $2,000. The ultimate outcome of these or other actions or proceedings, including any monetary awards against us, is uncertain and there can be no assurance as to the amount of any such potential awards. The Company will incur defense costs and other expenses in connection with these ongoing legal proceedings.

Regulatory Net Worth Requirements

In accordance with the regulatory capital requirements administered by HUD, which governs non-supervised, direct endorsement mortgagees, and FNMA, FHLMC and GNMA, which governs seller servicers of FNMA, FHLMC and GNMA, the Company is required to maintain a minimum net worth (as defined by the government agencies mentioned above).

The Company met all minimum net worth requirements to which it was subject as of December 31, 2021. The Company’s required and actual net worth amounts, as calculated in compliance with the respective agencies’ requirements, are presented in the following table.

	Net Worth	Net Worth Required
HUD	$464,289	$2,500
GNMA	$465,641	$39,666
FNMA	$465,641	$50,937
FHLMC	$465,641	$31,792

Additionally, the Agencies require a capital ratio of adjusted tangible net worth to total assets greater than 6%. At December 31, 2021, the capital requirement was $187,184 and the Company’s excess was $277,111.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

L.   SELF INSURANCE PLAN

The Company has engaged an insurance company to provide administrative services for the Company’s self-funded insurance plan. The Company pays the qualifying medical claims expense for all participating individuals up to a stop loss amount of $200 per individual. The Company paid claims amounting to $31,605 and $18,036 for the years ended December 31, 2021 and 2020, respectively. The Company has $3,750 and $2,542 recorded on the consolidated balance sheets in accounts payable and accrued expenses at December 31, 2021 and 2020, respectively, to cover any claims incurred but not paid.

M.   LEASES

The Company leases office space and equipment under various operating lease arrangements. We classify our leases as either financing or operating at the commencement date of the lease, with classification affecting the pattern of expense recognition in the Consolidated Statement of Operations. The Company does not have any finance leases. Upon adoption of ASU 2016-02 in 2020, the Company recognized approximately $27,566 of lease liabilities and approximately $26,506 of right-of-use assets based on the present value of the remaining lease payments at December 31, 2020.

The following is a summary of the Company’s operating cash flows and non-cash information from obtaining right-of-use assets and associated increase in the Company’s lease liability:

	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$9,226	8,292
Right of use assets obtained in exchange for new operating lease liabilities	$8,746	15,509

The weighted average remaining lease terms and discount rates are as follows for the year ended December 31, 2021:

Weighted‐average remaining lease term ‐ operating leases	5 years
Weighted‐average discount rate ‐ operating leases	0.71%

The Company’s lease costs, attributable to entering into short term operating lease arrangements, were $9,559 and $8,887 for the years ended December 31, 2021 and 2020, respectively.

The future minimum lease payments required under the Company’s leases as of December 31, 2021 are as follows:

Year Ending December 31,	Amounts
2022	$9,799
2023	7,225
2024	5,216
2025	3,011
2026	1,125
Thereafter	3,352
Total lease payments	$29,728
Less: interest	(515)
$29,213

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

N.RELATED PARTY TRANSACTIONS

The Company had an MSR line of credit with a related party that was not utilized and expired during 2021. The Company received $1,119 and $1,277 on interest expense under the MSR line of credit from the related party during 2020 and 2019, respectively. All amounts related to this MSR line of credit have been eliminated in consolidation.

In 2020, in connection with a settlement agreement, a subsidiary of the Company indemnified one of its members in the amount of $26,667, which was recorded in general and administrative expenses on the consolidated statements of operations. The member used the funds to repay the Company in full for an outstanding note receivable and net accrued interest of $26,667.

During 2020, one of the Company’s subsidiaries purchased a proprietary software from a related party, which was included in other assets on the consolidated balance sheet.

Under the Company’s agreements with certain of the Company’s branch managers, the Company is required to distribute the earnings of the branch, less a fixed spread, fee and/or revenue share earned by the Company, to the branch manager. The Company had $8,939 and $10,990 due to branches included on the consolidated balance sheets at December 31, 2021 and 2020, respectively, related to such agreements. If there is a loss in the branch, the Company is required to cover the amount of the earnings shortfall, subject to recapture only through the offset of future earnings payments to the applicable branch manager.

The Company does not recognize a related receivable for such branch earnings shortfalls as there is no contractual obligation to collect the shortfall if the branch manager were to terminate their employment or the branch operations were to be discontinued. When new branches are added they typically generate initial losses related to recognition of all start-up expenses without the benefit of any revenues until the mortgage loan pipeline builds. Any such losses are recognized on the consolidated statements of operations in the period they were incurred.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

O.FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures, (ASC 820) defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity.

ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon the market data obtained from independent sources (observable inputs). The following summarizes the fair value hierarchy under ASC 820:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted market prices in active markets that are observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. The significant unobservable inputs used in the fair value measurement may result in significantly different fair value measurements if any of those inputs were to change in isolation. Generally, a change in the assumptions used in the fair value measurement would be accompanied by a directionally opposite change in other assumptions. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the consolidated financial statements.

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at December 31, 2021.

Mortgage loans held for sale (MLHFS) – The fair value of MLHFS based on Level 2 inputs is determined, when possible, using either quoted secondary-market prices or investor commitments. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan, which would be used by other market participants. Mortgage loans held for sale based on Level 3 inputs is determined by market bid pricing (e.g. for scratch and dent loans) or based on the value of the underlying collateral, as adjusted by a valuation allowance.

Derivative instruments – The fair value of IRLCs is based on valuation models incorporating the best available market pricing for instruments with similar characteristics, commonly referred to as best execution pricing, or investor commitment prices for best effort IRLCs. The valuation models used to value the IRLCs have unobservable inputs, such as an estimate of the fair value of the servicing rights expected to be recorded upon sale of the loans, estimated remaining costs to originate the loans, and the expected pullthrough rate, and are therefore classified as Level 3 within the fair value hierarchy.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

O.	FAIR VALUE MEASUREMENTS (Continued)

The fair value of forward sale commitments is based on observable market pricing for similar instruments and are therefore classified as Level 2 within the fair value hierarchy.

Mortgage servicing rights – The fair value of MSRs is difficult to determine because MSRs are not actively traded in observable stand-alone markets. The Company uses a discounted cash flow approach to estimate the fair value of MSRs. This approach consists of projecting net servicing cash flows discounted at a rate that management believes market participants would use in their determinations of fair value. The key unobservable inputs used in the estimation of the fair value of MSRs include prepayment speeds, discount rates, default rates, cost to service, contractual servicing fees, escrow earnings and ancillary income.

Assets and Liabilities Measured at Fair Value

The following are the major categories of assets and liabilities measured at fair value on a recurring basis:

	December 31, 2021
Description	Level 1	Level 2	Level 3	Totals
MLHFS	$—	$2,112,752	$63,285	$2,176,037
IRLCs	—	—	31,158	31,158
TBAs	—	(1,040)	—	(1,040)
Total	$—	$2,111,712	$94,443	$2,206,155

	December 31, 2020
Description	Level 1	Level 2	Level 3	Total
MLHFS	$—	$2,032,279	$9,858	$2,042,137
IRLCs	—	—	123,354	123,354
TBAs	—	(35,863)	—	(35,863)
Total	$—	$1,996,416	$133,212	$2,129,628

The following are the changes in fair value of assets and liabilities measured at fair value on a recurring basis:

	Year Ended December 31,
Description	2021	2020	2019
MLHFS	$(33,676)	$68,862	$5,731
Derivative liabilities	34,824	(34,824)	2,370
Total	$1,148	$34,038	$8,101

The Company’s MSRs are measured at fair value on a periodic basis. During the year ended December 31, 2021, the residential mortgage market experienced periods of increasing interest rates, resulting in a decrease in borrower refinancing activity. The Company’s MSR portfolio had an impairment reversal during 2021, as a result of slower prepayment speeds of the mortgage loans underlying the MSRs for some of the higher interest rate stratifications, and was impaired during 2020 and 2019, as a result of faster prepayment speeds of the loans underlying the MSRs. The change in prepayment rates resulted in an impairment reversal of $12,169 in the higher interest rate stratifications in 2021 and losses of $27,578 and $12,413 during 2020 and 2019, respectively, which is recorded in impairment of mortgage servicing rights on the consolidated statements of operations. The fair value of the lower interest rate stratifications were in excess of their amortized cost basis at December 31, 2021.

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WAKEFIELD INVESTMENT HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands)

O.	FAIR VALUE MEASUREMENTS (Continued)

Level 3 Purchases, Issuances and Transfers

The following is a summary of the Company’s purchases, issuances, and transfers of assets which are measured at fair value on a recurring and non-recurring basis using Level 3 inputs:

	Year Ended December 31,
	2021		2020		2019
	LHFS	IRLCs	LHFS	IRLCs	LHFS	IRLCs
Purchases	$—	$—	$—	$—	$—	$—
Issuances (a)	$—	$727,545	$—	$879,539	$—	$213,494
Transfers into Level 3 (b)	$36,145	$—	$11,151	$—	$50,953	$—
Transfers out of Level 3 (c)	$11,151	$1,171,689	$7,731	$1,101,456	$46,380	$358,046

(a)Issuances of Level 3 IRLCs represent the lock-date market value of IRLCs issued to borrowers during the year, net of estimated pullthrough and costs to originate.

(b)LHFS transferred into Level 3 represent mortgage loans held for sale not calculated using observable market information, such as third-party broker quotations, underlying collateral adjusted for a valuation allowance, or market bid pricing.

(c)LHFS transferred out of Level 3 represent mortgage loans held for sale not calculated using observable market information, that were either sold, repaid or foreclosed upon and loans that have been cured. IRLCs transferred out of Level 3 represent IRLCs that were funded and moved to mortgage loans held for sale, at fair value.

Fair Value of Other Financial Instruments

Due to their short-term nature, the carrying value of cash and cash equivalents, restricted cash, short-term receivables and payables, and warehouse, operating, and MSR lines of credit approximate their fair value.

P.SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 14, 2022, the date on which the consolidated financial statements were available to be issued.

The Company signed a letter of intent in January 2022 to sell FNMA and FMLMC MSRs with a UPB of approximately $10,000,000. The transaction is expected to close in February 2022.

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